--------------------------------------------------------------------------------

       MERRILL LYNCH VARIABLE
       -------------------------------------------------------------------------
       SERIES FUNDS, INC.
       -------------------------------------------------------------------------

                                                                                                      PAGE
                                                                                                      ----
                                                              American Balanced Fund................    1
                                                              Balanced Capital Focus Fund...........   15
                                                              Basic Value Focus Fund................   29
                                                              Developing Capital Markets Focus
                                                                Fund................................   44
                                                              Domestic Money Market Fund............   64
                                                              Focus Twenty Select Fund..............   76
                                                              Fundamental Growth Focus Fund.........   88
                                                              Global Bond Focus Fund................  100
                                                              Global Growth Focus Fund..............  114
                                                              Global Strategy Focus Fund............  128
                                                              Government Bond Fund..................  147
                                                              High Current Income Fund..............  159
                                                              Index 500 Fund........................  177
                                                              International Equity Focus Fund.......  194
                                                              Natural Resources Focus Fund..........  215
                                                              Prime Bond Fund.......................  229
                                                              Quality Equity Fund...................  244
                                                              Reserve Assets Fund...................  259
                                                              Small Cap Value Focus Fund............  270
                                                              Utilities and Telecommunications Focus
                                                                Fund................................  287

                                                                   Annual Report
                                                               December 31, 2000

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--BALANCED CAPITAL FOCUS FUND
DECEMBER 31, 2000--ANNUAL REPORT
--------------------------------------------------------------------------------

DEAR SHAREHOLDER:
FISCAL YEAR IN REVIEW

  The year 2000 proved to be a solid one for Balanced Capital Focus Fund. Our emphasis on risk management and capital preservation proved decidedly appropriate in an extremely challenging investment environment, allowing the Fund to achieve above-average positive returns for the year. For the fiscal year ended December 31, 2000, the Fund's Class A Shares had a total return of +6.43%.

  Throughout the 12-month period, we maintained a conservative asset allocation position with equities averaging 61.5% of net assets. In our view, slowing economic and corporate earnings growth coupled with high equity market valuations did not represent an attractive formula for stock price appreciation. In contrast, bonds appeared to offer excellent value as inflation-adjusted interest rates approached historically high levels while inflationary pressures continued to moderate. Our strategy was justified as bonds significantly outperformed stocks for the year. The unmanaged Merrill Lynch Domestic Fixed-Income Master Index, the Fund's fixed-income benchmark, generated a total return of +11.6% for the year ended December 31, 2000 while our equity benchmark, the Standard & Poor's 500 (S&P 500) Index, declined 9.1% on a total return basis. In addition, the value style of investing, our chosen approach to stock selection, handsomely outpaced the growth style of investing for the year as investors gravitated toward more stable, predictable and less expensive companies. The unmanaged Russell 1000 Value Index had a +7% total return in 2000, while the unmanaged Russell 1000 Growth Index declined over 22%. Finally, our concentration in consumer product, financial and energy companies during the period resulted in positive equity returns that outpaced all major market indexes. Overall, our cautious approach served our shareholders well this year and represented the most significant factor in the Fund's outperformance.

MARKET REVIEW

  The second half of 2000 proved to be an extraordinarily difficult period for the US equity market. Mounting evidence of a rapid economic slowdown, substantial negative revisions to corporate earnings expectations and tight liquidity conditions stemming from the Federal Reserve Board's monetary policy initiatives led to sharp declines in stock prices. For the first three months of the period, market declines were relatively modest, ranging from 1% for the S&P 500 Index to 7% for the NASDAQ Composite Index. Investor anxiety over the direction of the "four Es"--the economy, earnings, energy and the euro--combined with earnings shortfalls from such prominent companies as Nokia Oyj, Amazon.com, Inc. and Computer Associates International, Inc. perpetuated the correction in equity prices that began in the spring. By the fourth quarter, accelerating declines in a number of important economic indicators suggested the economy was heading toward a recession. As a result, corporate earnings expectations continued to decline sharply and many forecasters predicted no growth in corporate profits in 2001. The prevailing high equity market valuations could not be supported by such fundamental weakness, and stock prices corrected dramatically.

  For the six-month period ended December 31, 2000, the S&P 500 Index declined some 9%, concluding its worse year of performance since 1974. Extremely volatile and highly valued technology stocks suffered most, with the NASDAQ Index dropping almost 40% and 2000 representing its poorest performance year on record. The value style of investing significantly outpaced the growth style of investing during this period, as indicated by the style-specific Russell indexes. The Russell 1000 Value Index rose 11.5% over the six months, while the Russell 1000 Growth Index declined 27.2%. Bonds proved to be the asset class of choice with the unmanaged Merrill Lynch Domestic Bond Master Index providing a 7.4% return for the six-month period ended December 31, 2000 as economic weakness was expected to constrain inflationary pressures. Bonds also represented a safe haven for investors in a deteriorating equity market. Our cash equivalents earned a +3.1% return during the period.

PORTFOLIO MATTERS

  During the six-month period ended December 31, 2000, Balanced Capital Focus Fund performed quite well. Our equity holdings generated positive returns and outpaced all major market indexes. This positive performance was driven by solid contributions from our positions in healthcare, consumer products and selected energy companies. By contrast, holdings in technology and telecommunications performed poorly. Our bonds underperformed the unmanaged benchmark Merrill Lynch Domestic Fixed-Income Master Index for the period as the negative impact of dramatic widening in credit spreads more than offset the positive contribution from our long-duration position.

--------------------------------------------------------------------------------

  While recent stock price declines have helped to reduce excessively high valuations and eliminated much of the speculative fervor that gripped the market earlier in 2000, we believe corporate earnings expectations still remain too high given the slowing pace of economic growth and rising cost pressures. Consequently, we expect the current volatile and unpredictable investment conditions to persist. Our asset allocation as of December 31, 2000 was: 60.1% of net assets in equities, 30.8% in fixed-income securities and 9.1% in cash equivalents. This compared to 63.3% in equities, 32.5% in fixed income securities and 5.1% in cash equivalents at June 30, 2000. While this conservative investment stance served our investors well in 2000, the precipitous decline in many stock groups over the past few months suggests that some attractive new investment opportunities may be forthcoming and a more aggressive investment strategy may be appropriate. We will look to exploit such opportunities to improve our risk/reward profile and enhance the Fund's total return potential.

  Over the past six months, we continued to adjust Fund holdings to increase quality and better control risk. Within the equity portfolio, we continued to build new positions in high-quality companies such as General Electric Company, The Home Depot, Inc. and The Reader's Digest Association, Inc., which we believe offer strong competitive positions, solid financial characteristics and attractive valuations. We increased our holdings in a number of technology companies that had suffered severe price declines. These included Alcatel (ADR), Compaq Computer Corporation and Tellabs, Inc., companies that we believe enjoy superior growth potential while selling at reasonable prices. We eliminated certain telecommunications names from the portfolio on the expectation that intensifying competition may constrain appreciation potential. We also reduced holdings that had reached targeted valuation levels or that had become excessively large positions within the Fund, including The Boeing Company, Anheuser-Busch Companies, Inc. and Mellon Financial Corporation.

  Within the Fund's fixed-income portfolio, we sought to maintain yield in a declining interest rate environment by increasing our exposure to investment-grade corporate bonds and reducing positions in US Treasury securities and high-yield corporate bonds. Investment-grade corporate bonds rose from 58.4% of fixed-income assets at June 30, 2000 to 60.1% of fixed-income assets as of December 31, 2000. Conversely, US Treasury securities declined from 32.8% of fixed-income assets to 32.1% during the same period, and high-yield corporate bonds fell from 8.8% to 7.8%. We maintained average credit quality at a solid A2/A, while our average yield to maturity declined 68 basis points (0.68%) to 7.02%, a significantly smaller contraction than the market averages.

  Balanced Capital Focus Fund seeks to invest in those companies that Fund management believes are above-average companies whose stocks sell at below-average valuations. In general, the Fund's holdings have generated superior returns on shareholders' equity and have stronger balance sheets while offering faster earnings growth than the average company as measured by the S&P 500 Index. At year-end, however, these stocks sold at an average price to earnings ratio of 20.7 times the estimated 2001 earnings per share compared to
24.4 times for the S&P 500, at 5.2 times current book value per share as compared to 6.5 times for the S&P 500, and provided a competitive dividend yield. We believe this formula could provide superior risk-adjusted equity returns over time.

IN CONCLUSION

  We appreciate your investment in Balanced Capital Focus Fund of Merrill Lynch Variable Series Funds, Inc., and we look forward to sharing our investment outlook and strategies with you in our next report to shareholders.

Sincerely,

/s/ Terry K. Glenn
Terry K. Glenn
President and Director

/s/ Kurt Schansinger
Kurt Schansinger
Senior Vice President and Senior Portfolio Manager

January 19, 2001

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--BALANCED CAPITAL FOCUS FUND
TOTAL RETURN BASED ON A $10,000 INVESTMENT--CLASS A SHARES
--------------------------------------------------------------------------------

                                                                                                         MERRILL LYNCH DOMESTIC
                                                 BALANCED CAPITAL FOCUS       STANDARD & POOR'S 500        FIXED-INCOME MASTER
                                                 FUND+--CLASS A SHARES*              INDEX++                    INDEX+++
                                                 ----------------------       ---------------------      ----------------------
6/05/98**                                               10000.00                    10000.00                    10000.00
12/98                                                    9760.00                    11128.00                    10556.00
12/99                                                   10526.00                    13469.00                    10455.00
12/00                                                   11203.00                    12243.00                    11681.00

* Assuming transaction costs and other operating expenses, including advisory fees. Does not include insurance-related fees and expenses.
** Commencement of operations.
+ The Fund utilizes a fully managed investment policy through investments in equity, debt (including money market) and convertible securities.
++ This unmanaged broad-based index is comprised of US common stocks.
+++ This unmanaged index is comprised of the entire universe of domestic investment-grade bonds, including US Treasury bonds, corporate bonds and mortgages.

    ----------------------------------------------------------------------------
    MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--BALANCED CAPITAL FOCUS FUND AVERAGE ANNUAL TOTAL RETURN--CLASS A SHARES*
    ----------------------------------------------------------------------------

    PERIOD COVERED                                                      % RETURN
    ----------------------------------------------------------------------------
    One Year Ended 12/31/00                                               +6.43%
    ----------------------------------------------------------------------------
    Inception (6/05/98) through 12/31/00                                   +4.51
    ----------------------------------------------------------------------------

    ----------------------------------------------------------------------------
    MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--BALANCED CAPITAL FOCUS FUND RECENT PERFORMANCE RESULTS*
    ----------------------------------------------------------------------------

                                                                6 MONTH        12 MONTH
                  AS OF DECEMBER 31, 2000                     TOTAL RETURN   TOTAL RETURN
-----------------------------------------------------------------------------------------
Class A Shares                                                   +6.77%         +6.43%
-----------------------------------------------------------------------------------------

*
Total investment returns are based on changes in net asset values for the periods shown, and assume reinvestment of all dividends and capital gains distributions at net asset value on the ex-dividend date. Insurance-related fees and expenses are not reflected in these returns.

Past results shown should not be considered a representation of future performance.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--BALANCED CAPITAL FOCUS FUND
SCHEDULE OF INVESTMENTS AS OF DECEMBER 31, 2000
--------------------------------------------------------------------------------

                                 FACE                                                                        PERCENT OF
          INDUSTRY              AMOUNT                            BONDS                           VALUE      NET ASSETS
-----------------------------------------------------------------------------------------------------------------------
AEROSPACE & DEFENSE           $  500,000      Lockheed Martin Corp., 7.70% due 6/15/2008...    $   528,070       1.5%
-----------------------------------------------------------------------------------------------------------------------
AUTO--RELATED                    500,000      General Motors Acceptance Corp., 6.75% due
                                                5/01/2028..................................        436,295       1.2
-----------------------------------------------------------------------------------------------------------------------
BANKING                          500,000      Provident Bank, 6.375% due 1/15/2004.........        477,997       1.3
-----------------------------------------------------------------------------------------------------------------------
CHEMICALS                        500,000      Airgas Inc., 7.14% due 3/08/2004.............        466,811       1.3
-----------------------------------------------------------------------------------------------------------------------
FINANCE                          500,000      Household Finance Corp., 7.875% due
                                                3/01/2007..................................        525,425       1.4
-----------------------------------------------------------------------------------------------------------------------
HOME--BUILDERS                   500,000      Champion Enterprises, Inc., 7.625% due
                                                5/15/2009..................................        403,200       1.1
-----------------------------------------------------------------------------------------------------------------------
NATURAL GAS SUPPLIERS            500,000      The Coastal Corporation, 6.50% due
                                                6/01/2008..................................        491,070       1.4
-----------------------------------------------------------------------------------------------------------------------
OIL FIELD EQUIPMENT              250,000      R & B Falcon Corporation, 6.75% due
                                                4/15/2005..................................        235,000       0.6
-----------------------------------------------------------------------------------------------------------------------
OIL--INTEGRATED                  500,000      Occidental Petroleum Corp., 7.65% due
                                                2/15/2006..................................        523,565       1.4
                                 500,000      Occidental Petroleum Corp. (MOPPRS), 6.40%
                                                due 4/01/2003(a)...........................        500,510       1.4
                                 500,000      Perez Companc SA, 8.125% due 7/15/2007(b)....        410,000       1.1
                                                                                               -----------     -----
                                                                                                 1,434,075       3.9
-----------------------------------------------------------------------------------------------------------------------
PAPER & FOREST PRODUCTS          500,000      Champion International Corp., 6.65% due
                                                12/15/2037.................................        486,870       1.3
-----------------------------------------------------------------------------------------------------------------------
TELECOMMUNICATIONS               500,000      Pacific Telecom, Inc., 6.625% due
                                                10/20/2005.................................        494,957       1.4
-----------------------------------------------------------------------------------------------------------------------
TRANSPORTATION                   250,000      Northwest Airlines, Inc., 7.875% due
                                                3/15/2008..................................        236,747       0.6
-----------------------------------------------------------------------------------------------------------------------
TRAVEL & LODGING                 500,000      Royal Caribbean Cruises Ltd., 7.25% due
                                                8/15/2006..................................        475,410       1.3
-----------------------------------------------------------------------------------------------------------------------
US GOVERNMENT OBLIGATIONS        500,000      US Treasury Inflation Index, 3.625% due
                                                1/15/2008..................................        534,559       1.5
                                              US Treasury Notes & Bonds:
                               1,000,000        5.625% due 2/15/2006.......................      1,023,280       2.8
                                 250,000        6.50% due 10/15/2006.......................        266,798       0.7
                               1,000,000        5.50% due 2/15/2008........................      1,018,120       2.8
                                 750,000        5.50% due 8/15/2028........................        743,670       2.1
                                                                                               -----------     -----
                                                                                                 3,586,427       9.9
-----------------------------------------------------------------------------------------------------------------------
UTILITIES--COMMUNICATIONS        500,000      Sprint Capital Corporation, 6.90% due
                                                5/01/2019..................................        419,710       1.2
-----------------------------------------------------------------------------------------------------------------------
YANKEE CORPORATES***             500,000      Enersis SA, 6.60% due 12/01/2026(1)..........        492,805       1.4
-----------------------------------------------------------------------------------------------------------------------
                                              TOTAL BONDS (COST--$11,129,003)                   11,190,869      30.8
-----------------------------------------------------------------------------------------------------------------------
                                SHARES
                                 HELD                         COMMON STOCKS
-----------------------------------------------------------------------------------------------------------------------
AEROSPACE                         10,000      The Boeing Company...........................        660,000       1.8
-----------------------------------------------------------------------------------------------------------------------
AEROSPACE & DEFENSE                6,000      General Dynamics Corporation.................        468,000       1.3
                                   8,000      Raytheon Company (Class B)...................        248,500       0.7
                                                                                               -----------     -----
                                                                                                   716,500       2.0
-----------------------------------------------------------------------------------------------------------------------
BANKING                           10,000      The Chase Manhattan Corporation..............        454,375       1.3
                                  14,000      Mellon Financial Corporation.................        688,625       1.9
                                  13,500      Wells Fargo Company..........................        751,781       2.1
                                                                                               -----------     -----
                                                                                                 1,894,781       5.3
-----------------------------------------------------------------------------------------------------------------------
BEVERAGES                         14,500      Anheuser-Busch Companies, Inc. ..............        659,750       1.8
-----------------------------------------------------------------------------------------------------------------------
CAPITAL GOODS                      6,000      Minnesota Mining and Manufacturing Company
                                                (3M).......................................        723,000       2.0
-----------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--BALANCED CAPITAL FOCUS FUND
SCHEDULE OF INVESTMENTS AS OF DECEMBER 31, 2000 (CONTINUED)
--------------------------------------------------------------------------------

                                SHARES                                                                       PERCENT OF
INDUSTRY                         HELD                         COMMON STOCKS                       VALUE      NET ASSETS
-----------------------------------------------------------------------------------------------------------------------
COMMUNICATIONS EQUIPMENT          12,500      +CommScope, Inc. ............................    $   207,031       0.6%
                                   7,500      Scientific-Atlanta, Inc. ....................        244,219       0.7
                                  10,000      +Tellabs, Inc. ..............................        564,375       1.5
                                                                                               -----------     -----
                                                                                                 1,015,625       2.8
-----------------------------------------------------------------------------------------------------------------------
COMPUTER SERVICES/SOFTWARE         5,000      International Business Machines
                                                Corporation................................        425,000       1.2
-----------------------------------------------------------------------------------------------------------------------
COMPUTERS                         20,000      Compaq Computer Corporation..................        301,000       0.8
-----------------------------------------------------------------------------------------------------------------------
COSMETICS                         14,500      Avon Products, Inc. .........................        694,187       1.9
-----------------------------------------------------------------------------------------------------------------------
DIVERSIFIED COMPANIES             14,000      ITT Industries, Inc..........................        542,500       1.5
                                   7,500      United Technologies Corporation..............        589,688       1.6
                                                                                               -----------     -----
                                                                                                 1,132,188       3.1
-----------------------------------------------------------------------------------------------------------------------
ELECTRICAL EQUIPMENT               6,000      General Electric Company.....................        287,625       0.8
-----------------------------------------------------------------------------------------------------------------------
FINANCIAL SERVICES                11,500      Citigroup Inc. ..............................        587,219       1.6
                                   8,000      Federal National Mortgage Association........        694,000       1.9
                                   6,500      Stilwell Financial, Inc. ....................        256,344       0.7
                                                                                               -----------     -----
                                                                                                 1,537,563       4.2
-----------------------------------------------------------------------------------------------------------------------
FOOTWEAR                          10,000      Nike, Inc. (Class B).........................        558,125       1.5
-----------------------------------------------------------------------------------------------------------------------
HOSPITAL MANAGEMENT               10,000      HCA-The Healthcare Corporation...............        440,100       1.2
                                  17,000      +Tenet Healthcare Corporation................        755,438       2.1
                                                                                               -----------     -----
                                                                                                 1,195,538       3.3
-----------------------------------------------------------------------------------------------------------------------
HOUSEHOLD PRODUCTS                10,500      Kimberly-Clark Corporation...................        742,245       2.0
-----------------------------------------------------------------------------------------------------------------------
INSURANCE                          8,000      ACE Limited..................................        339,500       0.9
                                   7,000      American International Group, Inc. ..........        689,937       1.9
                                   8,800      XL Capital Ltd. (Class A)....................        768,900       2.1
                                                                                               -----------     -----
                                                                                                 1,798,337       4.9
-----------------------------------------------------------------------------------------------------------------------
MACHINERY & MACHINE TOOLS          3,000      +SPX Corporation.............................        324,563       0.9
-----------------------------------------------------------------------------------------------------------------------
NATURAL GAS SUPPLIERS              8,500      The Coastal Corporation......................        750,656       2.1
                                  15,500      The Williams Companies, Inc. ................        619,031       1.7
                                                                                               -----------     -----
                                                                                                 1,369,687       3.8
-----------------------------------------------------------------------------------------------------------------------
OIL FIELD EQUIPMENT               12,000      Halliburton Company..........................        435,000       1.2
-----------------------------------------------------------------------------------------------------------------------
OIL--RELATED                       4,000      Apache Corporation...........................        280,250       0.8
-----------------------------------------------------------------------------------------------------------------------
PETROLEUM                          9,500      Anadarko Petroleum Corporation...............        675,260       1.9
-----------------------------------------------------------------------------------------------------------------------
PHARMACEUTICALS                   10,500      American Home Products Corporation...........        667,275       1.8
                                  10,000      Pharmacia Corporation........................        610,000       1.7
                                                                                               -----------     -----
                                                                                                 1,277,275       3.5
-----------------------------------------------------------------------------------------------------------------------
PUBLISHING                         3,500      The Reader's Digest Association, Inc. (Class
                                                A).........................................        136,938       0.4
-----------------------------------------------------------------------------------------------------------------------
RESTAURANTS                       20,000      McDonald's Corporation.......................        680,000       1.9
-----------------------------------------------------------------------------------------------------------------------
RETAIL--SPECIALTY                  6,000      The Home Depot, Inc. ........................        274,125       0.8
-----------------------------------------------------------------------------------------------------------------------
SEMICONDUCTORS                    15,000      Motorola, Inc. ..............................        303,750       0.8
-----------------------------------------------------------------------------------------------------------------------
TELECOMMUNICATIONS                 8,000      SBC Communications Inc. .....................        382,000       1.1
                                  12,000      Verizon Communications.......................        601,500       1.6
                                                                                               -----------     -----
                                                                                                   983,500       2.7
-----------------------------------------------------------------------------------------------------------------------
TELECOMMUNICATIONS EQUIPMENT       9,500      Alcatel (ADR)*...............................        531,406       1.5
-----------------------------------------------------------------------------------------------------------------------
WIRELESS COMMUNICATIONS--          8,000      +Nextel Communications, Inc. (Class A).......        197,500       0.5
DOMESTIC PAGING & CELLULAR
-----------------------------------------------------------------------------------------------------------------------
                                              TOTAL COMMON STOCKS (COST--$18,298,522)           21,810,718      60.1
-----------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--BALANCED CAPITAL FOCUS FUND
SCHEDULE OF INVESTMENTS AS OF DECEMBER 31, 2000 (CONCLUDED)
--------------------------------------------------------------------------------

                                    FACE                                                                     PERCENT OF
                                  AMOUNT                  SHORT-TERM SECURITIES                   VALUE      NET ASSETS
-----------------------------------------------------------------------------------------------------------------------
COMMERCIAL PAPER**            $  500,000      AEP Credit Inc., 6.55% due 1/09/2001.........    $   498,999       1.4%
                                 974,000      General Motors Acceptance Corp., 6.75% due
                                                1/02/2001..................................        973,270       2.7
                                 700,000      Verizon Global Funding, 6.54% due
                                                1/18/2001..................................        697,457       1.9
                                                                                               -----------     -----
                                                                                                 2,169,726       6.0
-----------------------------------------------------------------------------------------------------------------------
US GOVERNMENT AGENCY             900,000      Freddie Mac Participation Certificates, 6.35%
OBLIGATIONS**                                   due 1/16/2001..............................        897,143       2.5
-----------------------------------------------------------------------------------------------------------------------
                                              TOTAL SHORT-TERM SECURITIES
                                              (COST--$3,066,869)                                 3,066,869       8.5
-----------------------------------------------------------------------------------------------------------------------
                                              TOTAL INVESTMENTS (COST--$32,494,394)........     36,068,456      99.4
                                              OTHER ASSETS LESS LIABILITIES................        218,471       0.6
                                                                                               -----------     -----
                                              NET ASSETS...................................    $36,286,927     100.0%
                                                                                               ===========     =====
-----------------------------------------------------------------------------------------------------------------------

+ Non-income producing security.

* American Depositary Receipts (ADR).

** Commercial Paper and certain US Government Agency Obligations are traded on a discount basis; the interest rates shown reflect the discount rates paid at the time of purchase by the Fund.

*** Corresponding industry group for foreign securities:

(1) Industrial.

(a) Floating rate note.

(b) The security may be offered and sold to "qualified institutional buyers" under Rule 144A of the Securities Act of 1933.

See Notes to Financial Statements.
                                       20

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--BALANCED CAPITAL FOCUS FUND
STATEMENT OF ASSETS AND LIABILITIES AS OF DECEMBER 31, 2000
--------------------------------------------------------------------------------

ASSETS:
Investments, at value (identified cost--$32,494,394)........            $36,068,456
Receivables:
  Interest..................................................  $209,346
  Capital shares sold.......................................    21,890
  Dividends.................................................    13,453      244,689
                                                              --------
Deferred organization expenses..............................                  3,867
Prepaid expenses and other assets...........................                 25,939
                                                                        -----------
Total assets................................................             36,342,951
                                                                        -----------
-----------------------------------------------------------------------------------
LIABILITIES:
Payables:
  Custodian bank............................................    22,252
  Investment adviser........................................    15,999
  Securities purchased......................................     4,732
  Capital shares redeemed...................................        92       43,075
                                                              --------
Accrued expenses and other liabilities......................                 12,949
                                                                        -----------
Total liabilities...........................................                 56,024
                                                                        -----------
-----------------------------------------------------------------------------------
NET ASSETS..................................................            $36,286,927
                                                                        ===========
-----------------------------------------------------------------------------------
NET ASSETS CONSIST OF:
Class A Shares of Common Stock, $.10 par value, 100,000,000
  shares authorized+........................................            $   345,527
Paid-in capital in excess of par............................             33,149,230
Accumulated distributions in excess of investment
  income--net...............................................                (34,099)
Accumulated realized capital losses on investments--net.....               (570,118)
Accumulated distributions in excess of realized capital
  gains on investments--net.................................               (177,746)
Unrealized appreciation on investments and foreign currency
  transactions--net.........................................              3,574,133
                                                                        -----------
NET ASSETS..................................................            $36,286,927
                                                                        ===========
-----------------------------------------------------------------------------------
NET ASSET VALUE:
Class A--Based on net assets of $36,286,927 and 3,455,272
  shares outstanding........................................            $     10.50
                                                                        ===========
-----------------------------------------------------------------------------------

+ The Fund is also authorized to issue 100,000,000 Class B Shares.

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--BALANCED CAPITAL FOCUS FUND
STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2000
--------------------------------------------------------------------------------

INVESTMENT INCOME:
Interest and discount earned................................               $  850,183
Dividends (net of $1,183 foreign withholding tax)...........                  266,006
                                                                           ----------
Total income................................................                1,116,189
                                                                           ----------
-------------------------------------------------------------------------------------
EXPENSES:
Investment advisory fees....................................  $  197,159
Custodian fees..............................................      15,296
Professional fees...........................................      10,079
Accounting services.........................................       7,419
Printing and shareholders reports...........................       5,308
Transfer agent fees.........................................       3,759
Pricing services............................................       2,410
Amortization of organization expenses.......................       1,600
Directors' fees and expenses................................         692
Other.......................................................       1,774
                                                              ----------
Total expenses..............................................                  245,496
                                                                           ----------
Investment income--net......................................                  870,693
                                                                           ----------
-------------------------------------------------------------------------------------
REALIZED & UNREALIZED GAIN (LOSS) ON INVESTMENTS & FOREIGN
  CURRENCY TRANSACTIONS--NET:
Realized loss on investments--net...........................                 (710,637)
Change in unrealized appreciation on:
  Investments--net..........................................   1,950,433
  Foreign currency transactions--net........................           5    1,950,438
                                                              ----------   ----------
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS........               $2,110,494
                                                                           ==========
-------------------------------------------------------------------------------------

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--BALANCED CAPITAL FOCUS FUND STATEMENTS OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

                                                                       FOR THE
                                                                      YEAR ENDED
                                                                     DECEMBER 31,
                                                              --------------------------
INCREASE (DECREASE) IN NET ASSETS:                               2000           1999
----------------------------------------------------------------------------------------
OPERATIONS:
Investment income--net......................................  $   870,693    $   816,568
Realized gain (loss) on investments--net....................     (710,637)       578,626
Change in unrealized appreciation on investments and foreign
  currency transactions--net................................    1,950,438        844,879
                                                              -----------    -----------
Net increase in net assets resulting from operations........    2,110,494      2,240,073
                                                              -----------    -----------
----------------------------------------------------------------------------------------
DIVIDENDS & DISTRIBUTIONS TO SHAREHOLDERS:
Investment income--net:
  Class A...................................................     (856,741)    (1,076,650)
In excess of investment income--net:
  Class A...................................................      (34,099)       (15,634)
In excess of realized gain on investments--net:
  Class A...................................................     (177,746)            --
                                                              -----------    -----------
Net decrease in net assets resulting from dividends and
  distributions to shareholders.............................   (1,068,586)    (1,092,284)
                                                              -----------    -----------
----------------------------------------------------------------------------------------
CAPITAL SHARE TRANSACTIONS:
Net increase in net assets derived from capital share
  transactions..............................................    2,160,797      4,871,704
                                                              -----------    -----------
----------------------------------------------------------------------------------------
NET ASSETS:
Total increase in net assets................................    3,202,705      6,019,493
Beginning of year...........................................   33,084,222     27,064,729
                                                              -----------    -----------
End of year.................................................  $36,286,927    $33,084,222
                                                              ===========    ===========
----------------------------------------------------------------------------------------

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--BALANCED CAPITAL FOCUS FUND
FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------

THE FOLLOWING PER SHARE DATA AND RATIOS HAVE                               CLASS A
BEEN DERIVED FROM INFORMATION PROVIDED IN THE                 ----------------------------------
FINANCIAL STATEMENTS.
                                                                   FOR THE
                                                                 YEAR ENDED       FOR THE PERIOD
                                                                DECEMBER 31,      JUNE 5, 1998+
                                                              -----------------    TO DEC. 31,
INCREASE (DECREASE) IN NET ASSET VALUE:                        2000      1999          1998
------------------------------------------------------------------------------------------------
PER SHARE OPERATING PERFORMANCE:
Net asset value, beginning of period........................  $ 10.17   $  9.76      $ 10.00
                                                              -------   -------      -------
Investment income--net......................................      .25       .26          .09
Realized and unrealized gain (loss) on investments and
  foreign currency transactions--net........................      .39       .50         (.33)
                                                              -------   -------      -------
Total from investment operations............................      .64       .76         (.24)
                                                              -------   -------      -------
Less dividends and distributions:
  Investment income--net....................................     (.25)     (.34)          --
  In excess of investment income--net.......................     (.01)     (.01)          --
  In excess of realized gain on investments--net............     (.05)       --           --
                                                              -------   -------      -------
Total dividends and distributions...........................     (.31)     (.35)          --
                                                              -------   -------      -------
Net asset value, end of period..............................  $ 10.50   $ 10.17      $  9.76
                                                              =======   =======      =======
------------------------------------------------------------------------------------------------
TOTAL INVESTMENT RETURN:**
Based on net asset value per share..........................    6.43%     7.85%       (2.40%)++
                                                              =======   =======      =======
------------------------------------------------------------------------------------------------
RATIOS TO AVERAGE NET ASSETS:
Expenses....................................................     .75%      .71%         .86%*
                                                              =======   =======      =======
Investment income--net......................................    2.64%     2.59%        2.54%*
                                                              =======   =======      =======
------------------------------------------------------------------------------------------------
SUPPLEMENTAL DATA:
Net assets, end of period (in thousands)....................  $36,287   $33,084      $27,065
                                                              =======   =======      =======
Portfolio turnover..........................................   82.34%    63.88%       29.48%
                                                              =======   =======      =======
------------------------------------------------------------------------------------------------

* Annualized
** Total investment returns exclude insurance-related fees and expenses. + Commencement of operations.
++ Aggregate total investment return.

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--BALANCED CAPITAL FOCUS FUND
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1. SIGNIFICANT ACCOUNTING POLICIES:

Merrill Lynch Variable Series Funds, Inc. (the "Company") is an open-end management investment company that is comprised of 20 separate funds. Each fund offers two classes of shares to the Merrill Lynch Life Insurance Company ("MLLIC"), ML Life Insurance Company of New York (indirect wholly-owned subsidiaries of Merrill Lynch & Co., Inc. ("ML & Co.")), and other insurance companies that are not affiliated with ML & Co., for their separate accounts to fund benefits under certain variable annuity and variable life insurance contracts. Class A and Class B Shares have equal voting, dividend, liquidation and other rights, except that only shares of the respective classes are entitled to vote on matters concerning only that class and Class B Shares bear certain expenses related to the distribution of such shares. Balanced Capital Focus Fund (the "Fund") (formerly Capital Focus Fund) is classified as "diversified," as defined in the Investment Company Act of 1940. The Fund's financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which may require the use of management accruals and estimates. The following is a summary of significant accounting policies followed by the Fund.

  (a) Valuation of investments--Portfolio securities that are traded on stock exchanges are valued at the last sale price as of the close of business on the day the securities are being valued, or lacking any sales, at the closing bid price. Securities traded in the over-the-counter market are valued at the last available bid price prior to the time of valuation. Portfolio securities that are traded both in the over-the-counter market and on a stock exchange are valued according to the broadest and most representative market, and it is expected that for debt securities this ordinarily will be the over-the-counter market. Options written are valued at the last sale price in the case of exchange-traded options or, in the case of options traded in the over-the-counter market, the last asked price. Short-term securities are valued at amortized cost, which approximates market value. Futures contracts are valued at the settlement price at the close of the applicable exchange. Securities and assets for which market quotations are not readily available are valued at fair value as determined in good faith by or under the direction of the Board of Directors of the Company.

  (b) Derivative financial instruments--The Fund may engage in various portfolio investment strategies to increase or decrease the level of risk to which the Fund is exposed more quickly and efficiently than transactions in other types of instruments. Losses may arise due to changes in the value of the contract or if the counterparty does not perform under the contract.

- Options--The Fund may write covered call options. When the Fund writes an option, an amount equal to the premium received by the Fund is reflected as an asset and an equivalent liability. The amount of the liability is subsequently marked to market to reflect the current market value of the option written. When a security is purchased or sold through an exercise of an option, the related premium paid or received is added to (or deducted from) the basis of the security acquired or deducted from (or added to) the proceeds of the security sold. When an option expires (or the Fund enters into a closing transaction), the Fund realizes a gain or loss on the option to the extent of the premiums received (or gain or loss to the extent the cost of the closing transaction exceeds the premium received).

  Written options are non-income producing investments.

- Forward foreign exchange contracts--The Fund is authorized to enter into forward foreign exchange contracts as a hedge against either specific transactions or portfolio positions. Such contracts are not entered on the Fund's records. However, the effect on operations is recorded from the date the Fund enters into such contracts.

  (c) Foreign currency transactions--Transactions denominated in foreign currencies are recorded at the exchange rate prevailing when recognized. Assets and liabilities denominated in foreign currencies are valued at the exchange rate at the end of the period. Foreign currency transactions are the result of settling (realized) or valuing (unrealized) assets or liabilities expressed in foreign currencies into US dollars. Realized and unrealized gains or losses from investments include the effects of foreign exchange rates on investments.

  (d) Income taxes--It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its taxable income to its shareholders. Therefore, no Federal income tax provision is required. Under the applicable foreign tax law, a

--------------------------------------------------------------------------------

withholding tax may be imposed on interest, dividends and capital gains at various rates.

  (e) Security transactions and investment income--Security transactions are recorded on the dates the transactions are entered into (the trade dates). Dividend income is recorded on the ex-dividend dates. Dividends from foreign securities where the ex-dividend date may have passed are subsequently recorded when the Fund has determined the ex-dividend date. Interest income is recognized on the accrual basis. Realized gains and losses on security transactions are determined on the identified cost basis. The Fund will adopt the provisions of the AICPA Audit and Accounting Guide for Investment Companies, as revised, effective for fiscal years beginning after December 15, 2000. As required, the Fund will begin amortizing premiums and discounts on debt securities effective January 1, 2001. Prior to this date, the Fund did not amortize premiums or discounts on debt securities. The cumulative effect of this accounting change will have no impact on the total net assets of the Fund, but will result in a $13,849 increase to cost of securities and a corresponding $13,849 decrease in net unrealized appreciation, based on securities held as of December 31, 2000.

  (f) Deferred organization expenses--Deferred organization expenses are charged to expense on a straight-line basis over a period not exceeding five years.

  (g) Dividends and distributions to shareholders--Dividends and distributions paid by the Fund are recorded on the ex-dividend dates. Distributions in excess of net investment income and realized capital gains are due primarily to differing tax treatments for post-October losses.

  (h) Custodian bank--The Fund recorded an amount payable to the custodian bank reflecting an overnight overdraft that resulted from management estimates of available cash.

2. INVESTMENT ADVISORY AGREEMENT AND
TRANSACTIONS WITH AFFILIATES:

The Company has entered into an Investment Advisory Agreement with Merrill Lynch Investment Managers, L.P. ("MLIM"). The general partner of MLIM is Princeton Services, Inc. ("PSI"), an indirect, wholly-owned subsidiary of ML & Co., which is the limited partner.

  MLIM is responsible for the management of the Company's funds and provides the necessary personnel, facilities, equipment and certain other services necessary to the operations of the funds. For such services, the Fund pays a monthly fee at the annual rate of .60% of the average daily value of the Fund's net assets.

  MLIM and Merrill Lynch Life Agency, Inc. ("MLLA") have entered into an agreement which limits the operating expenses paid by the Fund, exclusive of any distribution fees imposed on Class B Shares, to 1.25% of its average daily net assets. Any such expenses in excess of 1.25% of average daily net assets will be reimbursed to the Fund by MLIM which, in turn, will be reimbursed by MLLA.

  For the year ended December 31, 2000, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a subsidiary of ML & Co., earned $4,002 in commissions on the execution of portfolio security transactions.

  For the year ended December 31, 2000, Merrill Lynch Securities Pricing Service, an affiliate of MLPF&S, earned $1,414 for providing security price quotations to compute the Fund's net asset value.

  Financial Data Services, Inc. ("FDS"), a wholly-owned subsidiary of ML & Co., is the Company's transfer agent.

  FAM Distributors, Inc. ("FAMD"), which is a wholly-owned subsidiary of Merrill Lynch Group, Inc., is the Fund's distributor.

  Accounting services were provided to the Fund by MLIM.

  Certain officers and/or directors of the Company are officers and/or directors of MLIM, PSI, FDS, FAMD, and/or ML & Co.

3. INVESTMENTS:

Purchases and sales of investments, excluding short-term securities, for the year ended December 31, 2000 were $26,585,303 and $25,653,015, respectively.

  Net realized losses for the year ended December 31, 2000 and net unrealized gains as of December 31, 2000 were as follows:

-----------------------------------------------------------------
                                          Realized     Unrealized
                                           Losses        Gains
-----------------------------------------------------------------
Long-term investments...................  $(710,637)   $3,574,062
Foreign currency transactions...........         --            71
                                          ---------    ----------
Total...................................  $(710,637)   $3,574,133
                                          =========    ==========
-----------------------------------------------------------------

  At December 31, 2000, net unrealized appreciation for Federal income tax purposes aggregated $3,522,071, of which $5,024,063 related to appreciated securities and $1,501,992 related to depreciated securities. At December 31, 2000, the aggregate cost of investments for Federal income tax purposes was $32,546,385.

--------------------------------------------------------------------------------

4. CAPITAL SHARE TRANSACTIONS:

Transactions in capital shares were as follows:

-----------------------------------------------------------------
  Class A Shares for the Year Ended                     Dollar
          December 31, 2000              Shares         Amount
-----------------------------------------------------------------
Shares sold..........................     619,837    $  6,362,120
Shares issued to shareholders in
 reinvestment of dividends and
 distributions.......................     102,875       1,068,586
                                       ----------    ------------
Total issued.........................     722,712       7,430,706
Shares redeemed......................    (519,049)     (5,269,909)
                                       ----------    ------------
Net increase.........................     203,663    $  2,160,797
                                       ==========    ============
-----------------------------------------------------------------

-----------------------------------------------------------------
  Class A Shares for the Year Ended                     Dollar
          December 31, 1999              Shares         Amount
-----------------------------------------------------------------
Shares sold..........................   1,588,743    $ 16,190,590
Shares issued to shareholders in
 reinvestment of dividends...........     109,615       1,092,284
                                       ----------    ------------
Total issued.........................   1,698,358      17,282,874
Shares redeemed......................  (1,218,373)    (12,411,170)
                                       ----------    ------------
Net increase.........................     479,985    $  4,871,704
                                       ==========    ============
-----------------------------------------------------------------

5. SHORT-TERM BORROWINGS:

On December 1, 2000, the Fund, along with certain other funds managed by MLIM and its affiliates, renewed and amended a $1,000,000,000 credit agreement with Bank One, N.A. and certain other lenders. The Fund may borrow under the credit agreement to fund shareholder redemptions and for other lawful purposes other than for leverage. The Fund may borrow up to the maximum amount allowable under the Fund's current prospectus and statement of additional information, subject to various other legal, regulatory or contractual limits. The Fund pays a commitment fee of .09% per annum based on the Fund's pro rata share of the unused portion of the facility. Amounts borrowed under the facility bear interest at a rate equal to, at each fund's election, the Federal Funds rate plus .50% or a base rate as determined by Bank One, N.A. The Fund did not borrow under the facility during the year ended December 31, 2000.

6. CAPITAL LOSS CARRYFORWARD:

At December 31, 2000, the Fund had a net capital loss carryforward of approximately $728,000, all of which expires in 2008. This amount will be available to offset like amounts of any future taxable gains.

7. REORGANIZATION PLAN:

The Company's Board of Directors approved a plan of reorganization, subject to shareholder approval and certain other conditions, whereby American Balanced Fund, which is another fund of the Company, would acquire substantially all of the assets and liabilities of the Fund in exchange for newly issued shares of American Balanced Fund. These Funds are registered, open-end management investment companies. Both entities have a similar investment objective and are managed by MLIM.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--BALANCED CAPITAL FOCUS FUND INDEPENDENT AUDITORS' REPORT
--------------------------------------------------------------------------------

THE BOARD OF DIRECTORS AND SHAREHOLDERS, BALANCED CAPITAL FOCUS FUND (FORMERLY CAPITAL FOCUS FUND) OF MERRILL LYNCH VARIABLE SERIES FUNDS, INC.:

  We have audited the accompanying statement of assets and liabilities, including the schedule of investments, of Balanced Capital Focus Fund of Merrill Lynch Variable Series Funds, Inc. as of December 31, 2000, the related statements of operations for the year then ended and changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the two-year period then ended and for the period June 5, 1998 (commencement of operations) to December 31, 1998. These financial statements and the financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and the financial highlights based on our audits.

  We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned at December 31, 2000 by correspondence with the custodian and broker. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements and financial highlights present fairly, in all material respects, the financial position of Balanced Capital Focus Fund of Merrill Lynch Variable Series Funds, Inc. as of December 31, 2000, the results of its operations, the changes in its net assets, and the financial highlights for the respective stated periods in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP
Princeton, New Jersey
February 9, 2001

---------------------------------------------------------
MERRILL LYNCH
VARIABLE SERIES FUNDS, INC.
---------------------------------------------------------
PRINCIPAL OFFICE OF THE FUNDS
Box 9011
Princeton, NJ 08543-9011
CUSTODIAN
For all Funds except Developing Capital
Markets Focus Fund:
The Bank of New York
110 Washington Street
New York, NY 10286
For Developing Capital Markets Focus Fund:
Brown Brothers Harriman & Co.
40 Water Street
Boston, MA 02109
TRANSFER AGENT
Financial Data Services, Inc.
4800 Deer Lake Drive East
Jacksonville, FL 32246-6484
(800) 637-3863

                                         ---------------------------------------
                                         Arthur Zeikel, Director of Merrill
                                         Lynch Variable Series Funds, Inc., has
                                         recently retired. The Funds' Board of
                                         Directors wishes Mr. Zeikel well in his
                                         retirement.
                                         ---------------------------------------

DIRECTORS AND OFFICERS

Terry K. Glenn
President

Kevin M. Rendino
Senior Vice President

Joe Grills
Director

Thomas R. Robinson
Senior Vice President

Walter Mintz
Director

Walter D. Rogers
Senior Vice President

Robert S. Salomon Jr.
Director

Kurt Schansinger
Senior Vice President

Melvin R. Seiden
Director

Robert M. Shearer
Senior Vice President

Stephen B. Swensrud
Director

Daniel V. Szemis
Senior Vice President

Christopher G. Ayoub
Senior Vice President

Jeremy Beckwith
Vice President

R. Elise Baum
Senior Vice President

Edward F. Gobora
Vice President

Robert C. Doll, Jr.
Senior Vice President

Robert F. Murray
Vice President

Lawrence R. Fuller
Senior Vice President

Jacqueline L. Rogers
Vice President

Vincent T. Lathbury III
Senior Vice President

Donald C. Burke
Vice President and
Treasurer

James D. McCall
Senior Vice President

Allan J. Oster
Secretary

Kevin J. McKenna
Senior Vice President

Eric S. Mitofsky
Senior Vice President

Joseph T. Monagle Jr.
Senior Vice President

Grace Pineda
Senior Vice President

--------------------------------------------------------------------------------

  This report is only for distribution to shareholders of one of the Funds of Merrill Lynch Variable Series Funds, Inc. Past performance results shown in this report should not be considered a representation of future performance. Investment return and principal value of non-money market fund shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Statements and other information herein are as dated and are subject to change.

Merrill Lynch Variable Series Funds, Inc.
Box 9011
Princeton, NJ
08543-9011